                                                                      Exhibit 22


             Submission of Matters to a Vote of Security Holders

Description and tabulation by the Company's transfer agent of each matter voted upon at the Annual Meeting of Shareholders of Psychemedics Corporation held on May 6, 1999.

All of management's nominees for directors, as listed in the proxy statement, were elected with the following vote:

Election of Directors.

                                                              NUMBER OF SHARES
                                                              ----------------
                                                     FOR                        ABSTAIN
                                                     ---                        -------
Werner A Baumgartner, Ph.D.                          17,961,466                 685,269
Donald F. Flynn                                      17,961,466                 685,269
Raymond C. Kubacki, Jr.                              17,961,569                 685,166
John J. Melk                                         17,961,466                 685,269
A. Clinton Allen                                     17,961,466                 685,269
Fred J. Weinert                                      17,961,466                 685,269


Selection of Arthur Andersen LLP as auditors of the Company.

                                                              NUMBER OF SHARES
                                                              ----------------

For                                                           18,151,930
Against                                                          470,526
Abstain                                                           24,279
